Exhibit 99

Contacts:
Tim Hanson or Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp.
Announces Record Second Quarter 2004 Results

Collections and revenues up over 30 percent

Warren, Mich., July 29, 2004 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced record results for the second quarter ended June 30, 2004, highlighted by a 35.6 percent increase in total revenues and a 32.0 percent increase in cash collections.

Revenues for the second quarter of 2004 were $51.5 million, a 35.6 percent increase compared to the $38.0 million reported for the second quarter of 2003. The Company reported net income of $11.6 million for the second quarter of 2004, or $0.31 per diluted share, compared to net income of $8.6 million, or $0.30 per diluted share for the second quarter of 2003. Cash collections for the quarter increased 32.0 percent to $67.6 million.

The Company said its results before February 4, 2004 include its operations prior to its reorganization into Asset Acceptance Capital Corp.

Net income for the quarter was up 71.6 percent to $11.6 million compared to pro forma net income of $6.7 million for the second quarter of 2003. The Company indicated that pro forma net income in the second quarter of 2003 is comparable to net income in the same quarter of 2004. Pro forma income in 2003 computes income tax expense assuming all the Company’s subsidiaries had been 100 percent owned and the Company was a C corporation during that period. Fully diluted earnings per share was $0.31 in the second quarter of 2004 compared to pro forma fully diluted earnings per share of $0.24 in the same quarter of 2003.

“We posted our best-ever quarterly revenues, while cash collections also reached a record high,” said Brad Bradley, President and CEO of Asset Acceptance Capital Corp. “The second quarter was also marked by strong portfolio purchases, which totaled $33.8 million invested, and continues to reflect our diversity in asset classes and effective portfolio acquisition efforts.”

Mark Redman, Vice President of Finance and CFO of Asset Acceptance Capital added: “The second quarter was marked by continued improvement in operating expenses, which were 48.5 percent of cash collections, compared to 50.0 percent for the second quarter of last year. This improvement reflects our dedication to increasing efficiencies, increased collector productivity and the management team’s focus on improving operating margins. We are also benefiting from economies of scale throughout the Company.”

Brooklyn Heights, OH • Chicago, IL • Pennsville, NJ • Phoenix, AZ
Riverview, FL • San Antonio, TX • Warren, MI • White Marsh, MD • Wixom, MI

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 2 ~

Second Quarter 2004 Highlights

•	Revenues in the quarter were $51.5 million compared to $38.0 million in the second quarter of 2003, an increase of 35.6 percent.

•	Cash collections rose to a record $67.6 million, an increase of 32.0 percent from $51.2 million for the same period last year.

•	Net income rose to $11.6 million for the second quarter of 2004, or $0.31 per diluted share, compared to net income of $8.6 million, or $0.30 per diluted share for the second quarter of 2003. Pro forma earnings per share in the second quarter of 2003 was $0.24.

•	Total operating expenses for the second quarter of 2004 were $32.8 million, or 48.5 percent of cash collections. This compares with operating expenses of 50.0 percent of cash collections during the same period last year.

•	Traditional call center collections for the second quarter were $38.1 million, or 56.4 percent of total cash collections, up 20.2 percent from the same period last year.

•	Legal collections for the second quarter were $21.4 million, or 31.6 percent of total cash collections, up 52.4 percent from the same period last year.

•	Other collections including forwarding, bankruptcy and probate collections account for the remaining 12.0 percent of cash collections.

“We continue to see robust activity in the consumer debt portfolio market. Although prices are still competitive for some portfolio segments, we continue to be opportunistic in seeking out both traditional and non-traditional consumer debt portfolios. As a result, we invested $46.2 million year to date which will fuel the growth of the Company into the future,” said Bradley.

For the second quarter of 2004, Asset Acceptance invested $33.8 million in consumer debt portfolios, with a face value of $2.0 billion, for a blended rate of 1.66 percent of face value including one $0.8 billion portfolio acquired for $1.9 million. Without this purchase, the Company’s blended rate for the quarter would have been 2.58 percent. This compares to the second quarter of 2003, when the Company invested $14.5 million in consumer debt portfolios, with a face value of $0.6 billion, for a blended rate of 2.64 percent of face value. For the first two quarters, the Company has acquired $2.6 billion of charged off consumer receivables in face value at a total cost of $46.2 million for blended rate of 1.81 percent. The Company said all purchase data is adjusted for buybacks.

“As I have stated in the past, purchasing activity can be relatively uneven quarter-over-quarter, as demonstrated by our second quarter purchasing activity when compared to the first quarter of 2004,” said Bradley. “It is more meaningful to gauge our purchasing activity on a longer-term basis, rather than assessing one particular quarter.”

Asset Acceptance said that it is currently collecting on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators.

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 3 ~

Six Months Ending June 30, 2004 Summary

Revenues for the six months ended June 30, 2004 were $101.3 million, a 39.2 percent increase compared to the $72.7 million for the same period last year. Cash collections for the first six months increased 39.4 percent to $132.8 million, versus $ 95.2 million in the first six months of 2003. Asset Acceptance Capital Corp. incurred a net loss for the six months ended June 30, 2004 of $24.6 million primarily due to previously announced one-time charges during the first quarter for the vesting of share appreciation rights and related payroll taxes totaling $45.7 million and a deferred income tax charge of $19.3 million that was incurred upon the initial public offering of the Company and the reorganization in anticipation of that event, respectively.

The Company provided the following reconciliation of reported GAAP net income (loss) to adjusted net income for the first half of 2004 and 2003. Operating expenses in the first half of 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

(In thousands except earnings per share amounts)	Six months ended
	June 30,
	2004	2003

GAAP net income (loss)	$(24,581)	$16,528
Add income tax expense	14,602	4,217

Net income (loss) before income taxes	(9,979)	20,745
Add one-time compensation and related payroll tax charge	45,673	—

Adjusted net income before adjusted income taxes	35,694	20,745
Less adjusted income taxes	13,278	7,717

Adjusted net income	$22,416	$13,028

Weighted average number of shares outstanding:
Basic	35,537	28,448
Diluted	35,537	28,448
Earnings per common share outstanding
Basic	$(0.69)	$0.58
Diluted	$(0.69)	$0.58
Adjusted weighted average number of shares outstanding:
Basic	35,537	28,448
Diluted	35,544	28,448
Adjusted earnings per common share outstanding
Basic	$0.63	$0.46
Diluted	$0.63	$0.46

Bradley concluded: “I feel confident regarding future growth prospects for the debt purchasing industry and believe that portfolio activity and collection opportunities will remain strong for the rest of the year.”

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 4 ~

Second Quarter 2004 Conference Call

Asset Acceptance Capital will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.assetacceptance.com. A replay of the call will be available on the Company’s website until 5 p.m. Eastern, Thursday, August 12, 2004.

About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.assetacceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This news release contains certain statements, including statements regarding debt portfolio purchases and pricing, operating margins, collections and statements regarding the Company’s financial position, expected results or operations, that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section entitled “Forward Looking Statements,” and those discussions regarding risk factors as well as the discussion of forward looking statements in such section, are incorporated herein by reference.

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Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 5 ~

Supplemental Financial Data
(Unaudited, Dollars in Millions)

	Q2 '04	Q1 '04	Q4 '03	Q3 '03	Q2 '03	Q1 '03
Total revenues	$51.5	$49.7	$44.3	$43.1	$38.0	$34.8
Cash collections	$67.6	$65.2	$54.0	$48.6	$51.2	$44.0
Operating expenses to cash collections (Excl. one-time charges in Q1 ‘04, see note 1)	48.5%	48.3%	52.0%	59.1%	50.0%	52.2%
Traditional call center collections	$38.1	$40.7	$31.3	$28.0	$31.7	$29.0
Legal collections	$21.4	$17.2	$16.7	$15.4	$14.0	$10.4
Other collections	$8.1	$7.3	$6.0	$5.2	$5.5	$4.6
Amortization rate	24.0%	23.9%	18.2%	11.5%	26.1%	21.4%
Collections on fully amortized portfolios	$7.4	$5.2	$3.2	$3.3	$3.2	$1.9
Investment in purchased receivables	$33.8	$12.4	$24.3	$27.1	$14.5	$23.1
Face Value of purchased receivables	$2,036.6	$513.6	$1,442.7	$1,310.8	$551.4	$897.7
Average cost of purchased receivables	1.66%	2.42%	1.68%	2.07%	2.64%	2.57%
Number of purchased receivable portfolios	36	17	20	21	17	18

Note 1. Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3% of cash collections during the first quarter of 2004.

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 6 ~

Asset Acceptance Capital Corp.
Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
(in thousands, except per-share data)	Unaudited	Unaudited	Unaudited

Revenues
Purchased receivable revenues	$51,353	$37,817	$100,939	$72,431
Finance contract revenues	154	174	315	316

Total revenues	51,507	37,991	101,254	72,747

Expenses
Salaries and benefits	16,465	13,023	77,883	24,382
Collections expense	12,774	10,111	25,079	19,266
Occupancy	1,420	1,014	2,818	1,967
Administrative	1,362	855	2,641	1,737
Depreciation	737	595	1,464	1,238
Loss on disposal of equipment	16	2	43	3

Total operating expense	32,774	25,600	109,928	48,593

Income (loss) from operations	18,733	12,391	(8,674)	24,154
Net interest expense	336	1,758	1,330	3,590
Other income	—	(111)	(25)	(181)

Income (loss) before income taxes	18,397	10,744	(9,979)	20,745
Income taxes	6,820	2,192	14,602	4,217

Net income (loss)	$11,577	$8,552	$(24,581)	$16,528

Pro forma income tax expense (benefit)		$3,997	$(3,712)	$7,718

Pro forma net income (loss)		$6,747	$(6,267)	$13,027

Weighted average number of shares :
Basic	37,225	28,448	35,537	28,448
Diluted	37,235	28,448	35,537	28,448
Earnings per common share outstanding:
Basic	$0.31	$0.30	$(0.69)	$0.58
Diluted	$0.31	$0.30	$(0.69)	$0.58
Pro forma earnings per common share outstanding:
Basic		$0.24	$(0.18)	$0.46
Diluted		$0.24	$(0.18)	$0.46

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 7 ~

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position

(in thousands)	June 30, 2004	December 31, 2003
	Unaudited

ASSETS
Cash	$9,189	$5,499
Purchased receivables	197,504	183,720
Finance contract receivables, net	725	642
Property and equipment, net	7,600	7,970
Goodwill	6,340	6,340
Other assets	3,368	2,939

Total assets	$224,726	$207,110

Liabilities:
Line of credit	$17,600	$72,950
Notes payable — related party	—	39,560
Deferred tax liability	26,500	11,906
Accounts payable and other liabilities	8,686	8,093
Capital lease obligations	285	218

Total liabilities	53,071	132,727

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; Issued and outstanding shares — 37,225,275 at June 30, 2004 and 28,448,449 at December 31, 2003	372	284
Additional paid in capital	159,151	36,385
Retained earnings	12,132	37,714

Total equity	171,655	74,383

Total liabilities and equity	$224,726	$207,110